AMENDMENT NO. 3 TO MASTER CUSTODIAN AGREEMENT

Amendment No. 3, effective April 30, 2004, to the Master Custodian Agreement dated May 8, 2001, as amended May 10, 2002 and December 8, 2003, by and between State Street Bank and Trust Company (the “Custodian”) and each of the entities set forth on Appendix A hereto (each, a “Fund”) (the “Agreement”).

Pursuant to Section 16 and in consideration of the promises and covenants contained herein, the Custodian and the Fund hereby agree to replace in its entirety Appendix A of the Agreement with Appendix A attached hereto.

IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the 30th day of April, 2004.

EACH OF THE ENTITIES SET FORTH ON APPENDIX A ATTACHED HERETO

By:	/s/ Robert H. Graham
Name:
Title:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Joseph L. Hooley
Name: Joseph L. Hooley
Title: Executive Vice President

APPENDIX A

To

Master Custodian Agreement dated as of May 8, 2001,

as amended, May 10, 2002, December 8, 2003 and April 30, 2004 between State Street Bank & Trust Company and INVESCO Funds

REGISTERED INVESTMENT COMPANY	FUNDS
AIM Counselor Series Trust	INVESCO Advantage Health Sciences Fund INVESCO Multi-Sector Fund

AIM Combination Stock & Bond Funds	INVESCO Core Equity Fund INVESCO Total Return Fund

AIM International Mutual Funds	INVESCO International Core Equity Fund

AIM Sector Funds	INVESCO Energy Fund INVESCO Financial Services Fund INVESCO Gold & Precious Metals Fund INVESCO Health Sciences Fund INVESCO Leisure Fund INVESCO Technology Fund INVESCO Utilities Fund

AIM Stock Funds	INVESCO Dynamics Fund INVESCO Mid-Cap Growth Fund INVESCO Small Company Growth Fund INVESCO S&P 500 Index Fund